EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2015 RESULTS

Reported Highlights

•	Net income of $0.48 per diluted share, increased 12% over the linked quarter, and 17% compared to the third quarter of 2014

•	Portfolio loans grow 9% on an annualized basis in the quarter, and 13% from the prior year period

•	14% cash dividend increase to $0.08 per share in the fourth quarter of 2015 from $0.07 per share in the third quarter of 2015

Core Highlights1

•	Core net income of $0.44 per diluted share, increased 16% over the linked quarter, and 19% compared to the prior year period

•	Core net interest income increased 3% in the quarter, and 9% from the prior year period

•	Core efficiency ratio of 58.6% for the quarter

St. Louis, October 22, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $9.7 million for the quarter ended September 30, 2015, an increase of $1.0 million, or 11%, as compared to the linked second quarter. Net income per diluted share was $0.48 for the quarter ended September 30, 2015, an increase of 12% compared to $0.43 per diluted share for the linked second quarter due to an increase in net interest income and lower provision for loan losses on portfolio loans. Third quarter 2015 net income was 18% higher than the $8.2 million reported in the prior year period, and diluted earnings per share were 17% higher than the $0.41 reported a year ago. The increase in net income over the prior year was primarily due to an increase in net interest income from strong loan growth and a decrease in noninterest expenses from improved expense control initiatives.

On a core basis1, the Company reported net income of $8.9 million, or $0.44 per diluted share, for the quarter ended September 30, 2015, compared to $7.7 million, or $0.38 per diluted share, in the linked second quarter.  The increase was due to an increase in net interest income from strong loan growth and a decrease in provision for loan loss from improved credit quality. Third quarter 2015 core net income increased 19% from $7.5 million for the prior year period, and diluted core earnings per share grew 19% from $0.37 for the prior year period. The increase was primarily due to increases in earning asset balances driving growth in core net interest income.

The Company's Board approved an additional one cent per common share increase in the Company’s quarterly dividend to $0.08 per common share from $0.07 for the fourth quarter of 2015, payable on December 31, 2015 to shareholders of record as of December 15, 2015.

Peter Benoist, President and Chief Executive Officer, commented, “Enterprise continued to deliver strong results in the third quarter, with reported net income rising 11%, producing a Return on average assets of 1.13% and Return on average tangible common equity of 12.65%.”

"We continue to execute on our operating strategies,” noted Benoist, “focusing on growing both portfolio loans and core deposits. We’re achieving loan growth through gaining market share and also leveraging our expertise in attractive niche segments within and beyond our geographic footprint. Similarly, we have experienced continued success in targeted market segments and specific niches for deposit growth. As a result, over the past twelve

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

months we’ve increased portfolio loans by 13%, deposits by 12%, and net interest income by 9%. Our core net interest margin is equivalent to the prior year level and total operating expenses are 6% lower than a year ago.”

“With reported earnings up 18% from the prior year quarter and core earnings up 19%, coupled with very strong capital levels, the Board has authorized three dividend increases this year totaling 52%, demonstrating our confidence in the Company’s strategy and enhanced earnings profile,” said Benoist.

Net Interest Income

Net interest income in the third quarter increased $0.7 million from the linked second quarter and $2.6 million from the prior year period due primarily to lower interest expense from the payoff of higher cost debt in the prior year and an increase in portfolio loan balances. The net interest margin, on a fully tax equivalent basis, was 3.77% for the third quarter, compared to 3.85% in the linked second quarter, and 3.75% in the third quarter of 2014.

The yield on Portfolio loans was 4.16% in the third quarter, a one basis point decline from the linked second quarter and six basis points lower than the third quarter of 2014. In the third quarter of 2015, the yield on Purchase credit impaired ("PCI") loans was 19.41%, as compared to 18.33% in the linked quarter and 14.67% in the prior year period.

The cost of interest-bearing deposits declined two basis points to 0.50% in the third quarter of 2015 from the linked second quarter, and was eight basis points lower than the third quarter of 2014, primarily from lower rates on time deposit balances. The cost of interest-bearing liabilities declined one basis point as compared to the linked quarter to 0.53% and decreased 11 basis points from the third quarter of 2014. The improvement was primarily due to the prepayment of $50 million of FHLB borrowings in December 2014 and the aforementioned improvement in deposit costs.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Core net interest margin[1]	3.41%	3.46%	3.46%	3.45%	3.41%
Core net interest income[1]	27,087	26,277	25,587	25,667	24,865

Core net interest income1 increased 9% compared to the prior year period due to strong portfolio loan growth and managed decreases in the cost of interest-bearing liabilities as discussed above. Core net interest income increased by $0.8 million to $27.1 million, and core net interest margin1 declined five basis points to 3.41%, when compared to the linked second quarter. Approximately four basis points of the decline in Core net interest margin was due to a strong 18.0% annualized increase in deposit balances from our deposit gathering efforts and resultant increase in cash and shorter duration assets. Core net interest margin remained stable from the prior year quarter primarily due to the effect of the FHLB debt prepayment in December 2014 and loan growth improving our earning asset mix, offset by continued pressure on portfolio loan yields and reductions in PCI loan balances, as those balances continue to run-off. Pressure on loan yields and continued reductions in PCI loan balances could lead to a modest decline in core net interest margin in the remaining three months of 2015 and into 2016.

Portfolio loans

Portfolio loans increased to $2.6 billion at September 30, 2015, increasing $60 million, or 9% on an annualized basis, when compared to the linked quarter. On a year over year basis, portfolio loans increased $307 million, or 13%. The Company continues to expect loan growth at or above 10% for 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Commercial and industrial ("C&I") loans increased $36.1 million during the third quarter of 2015 compared to the linked second quarter. C&I loans represented 53% of the Company's loan portfolio at September 30, 2015, relatively consistent with June 30, 2015. C&I loans grew $199 million, or 17%, since September 30, 2014. During the 12 months ended September 30, 2015, the Company also grew loans in all other major categories.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, particularly enterprise value lending and life insurance premium finance, have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At September 30, 2015, 62% of our portfolio loans had variable interest rates.

PCI loans and other real estate covered under FDIC loss share agreements

PCI loans totaled $83.7 million at September 30, 2015, a decrease of $3.9 million, or 4%, from the linked second quarter, and $30.1 million, or 26%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at September 30, 2015 was $6.8 million, a 14% decrease from $7.9 million at June 30, 2015. During the third quarter of 2015, the Company sold $1.7 million of other real estate, resulting in a negligible net gain.
The Company remeasures contractual and expected cash flows on PCI loans on a periodic basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the third quarter of 2015, $0.2 million reversal of provision for loan losses was recorded for certain loan pools. Any provision or reversal of provision would be partially offset through noninterest income by a change in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the third quarter resulted in accelerated discount income of $1.6 million, which was partially offset by a decrease in the FDIC loss share receivable.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table illustrates the financial contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Contractual interest income	$1,248	$1,209	$1,539	$1,840	$1,701
Accelerated cash flows and other incremental accretion	2,919	3,003	3,458	5,149	2,579
Estimated funding cost	(293)	(329)	(317)	(326)	(314)
Total net interest income	3,874	3,883	4,680	6,663	3,966
Provision reversal/(Provision) for loan losses	227	—	3,270	(126)	1,877
Gain/(loss) on sale of other real estate	31	10	(15)	195	(45)
Change in FDIC loss share receivable	(1,241)	(945)	(2,264)	(1,781)	(2,374)
Change in FDIC clawback liability	(298)	(50)	(412)	(141)	(1,028)
Other expenses	(287)	(378)	(471)	(541)	(731)
PCI assets income before income tax expense	$2,306	$2,520	$4,788	$4,269	$1,665

At September 30, 2015, the remaining accretable yield on the portfolio was estimated to be $26 million and the non-accretable difference was approximately $35 million. Absent further cash flow accelerations or pool impairment, the Company currently estimates average PCI loan balances to be approximately $80 million and income before tax expense on PCI assets will be approximately $11 million to $13 million in 2015, inclusive of the first nine months of 2015.

Asset quality for portfolio loans and other real estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Nonperforming loans	$9,123	$17,498	$15,143	$22,244	$18,212
Other real estate not covered under FDIC loss share	1,575	1,933	2,024	1,896	2,261
Nonperforming assets	$10,698	$19,431	$17,167	$24,140	$20,473
Nonperforming loans to total loans	0.35%	0.69%	0.62%	0.91%	0.79%
Nonperforming assets to total assets	0.30%	0.58%	0.52%	0.74%	0.64%
Net charge-offs (recoveries)	$113	$672	$1,478	$582	$(311)

Nonperforming loans decreased 48% to $9.1 million at September 30, 2015, from $17.5 million at June 30, 2015, and decreased 50% from $18.2 million at September 30, 2014. During the quarter ended September 30, 2015, there were $0.8 million of charge-offs, $10.4 million of other principal reductions, no assets transferred to other real estate, $2.8 million of additions to nonperforming loans, and no assets transferred to performing. The additions to nonperforming loans consisted of six unrelated accounts. Other principal reductions of $10.4 million consist of $3.1 million of principal payments, and $7.3 million of proceeds from the sales of collateral.

The Company's allowance for loan losses was 1.24% of loans at September 30, 2015, representing 354% of nonperforming loans, as compared to 1.25% at June 30, 2015, representing 182% of nonperforming loans, and 1.25%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

at September 30, 2014, representing 158% of nonperforming loans. The increase in the ratio of allowance for loan losses to nonperforming loans is primarily due to the 48% decrease in nonperforming loans discussed previously.

Deposits

Total deposits at September 30, 2015 were $2.8 billion, an increase of $122 million, or 18% on an annualized basis, from June 30, 2015, and $304 million, or 12%, from September 30, 2014. The positive trends in deposits reflect enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $33.5 million compared to June 30, 2015 and decreased $4.0 million compared to the quarter ended September 30, 2014. The composition of Noninterest-bearing deposits remained relatively stable at 25% of total deposits at September 30, 2015, from June 30, 2015, and declined compared to 28% of total deposits at September 30, 2014. The total cost of deposits remained stable at 0.39% compared to June 30, 2015, and declined three basis points since September 30, 2014.

Noninterest income

Deposit service charges for the third quarter of 2015 of $2.0 million increased by 2% compared to the linked quarter, and grew 13% compared to the prior year quarter partially due to growth in deposit relationships. Additionally, Wealth management revenues were relatively stable at $1.8 million compared to the linked second quarter and the prior year period.

Trust assets under management were $849 million at September 30, 2015, a decrease of $41 million, or 5%, when compared to the linked period ended June 30, 2015, and were relatively stable when compared to the prior year period. The decrease in Trust assets under management as compared to the linked quarter was largely due to market depreciation, offset by growth in new customers.

Trust assets under administration were $1.3 billion at September 30, 2015, a decrease of $179 million, or 12%, when compared to the linked quarter, and a decrease of $128 million, or 9%, when compared to the prior year period ended September 30, 2014.

Gains from state tax credit brokerage activities, net of fair value market adjustments on tax credit assets and related interest rate hedges, were $0.3 million for the third quarter of 2015, compared to $0.1 million for the linked second quarter, and $0.2 million in the third quarter of 2014. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income of $1.8 million decreased 38% from the linked quarter, and decreased 40% from the prior year period. The decrease from the linked quarter was due to a decline in allocation fees from tax credit projects and fees earned from recoveries. During the third quarter of 2014, the Company recorded a $0.9 million closing fee associated with the payoff of a Commercial real estate loan. The fee is excluded from core noninterest income. On a core basis, other noninterest income was relatively flat compared to the third quarter of 2014.

Noninterest Expenses

Noninterest expenses were $19.9 million for the quarter ended September 30, 2015, compared to $19.5 million for the quarter ended June 30, 2015, and $21.1 million for the quarter ended September 30, 2014. Core noninterest expenses1, which exclude certain non-comparable items and expenses directly related to PCI loans and assets covered under loss share agreements, were $19.3 million for the quarter ended September 30, 2015, compared to $19.0 million for the linked quarter and $19.3 million for the prior year period.

The Company's Core efficiency ratio1 was 58.6% for the quarter ended September 30, 2015, compared to 57.6% for the linked quarter, and 62.8% for the prior year period, and reflects lower legal expenses on problem loans, overall expense management and revenue growth trends.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for the remainder of 2015 and throughout 2016.

Other Business Results

The total risk based capital ratio1 was 12.56% at September 30, 2015, compared to 12.68% at June 30, 2015, and 13.61% at September 30, 2014. The Company's Common equity tier 1 capital ratio1 was 9.60% at September 30, 2015, compared to 9.66% at June 30, 2015, and 10.29% at September 30, 2014. The tangible common equity ratio1 was 8.90% at September 30, 2015, versus 8.94% at June 30, 2015, and 8.63% at September 30, 2014.

The total risk based capital and Common equity tier 1 ratios declined from the prior year period mainly due to the impact of the new regulatory guidelines under Basel III. The decrease in the tangible common equity ratio as compared to the prior quarter was mainly due to asset growth out-pacing earnings, offset by an increase in the net unrealized gain on the investment portfolio. Capital ratios for the current quarter are based on the Company’s interpretations of the Basel III regulatory capital framework as applied to the Company’s current businesses and operations and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 32.7% for the quarter ended September 30, 2015 compared to 35.3% for the quarter ended June 30, 2015 and 34.9% for the quarter ended September 30, 2014. The decrease as compared to the prior quarter was mainly due to lower state income tax expense, including $0.3 million of state tax refunds related to prior years.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin and other Core performance measures, tangible common equity ratio and Common equity tier 1 capital ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss of other real estate covered under FDIC loss share agreements and expenses directly related to the PCI loans and other assets covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity and the Common equity tier 1 capital ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, October 22, 2015. During the call, management will review the third quarter of 2015 results and related matters. This press release as well as a related slide presentation will be accessible on Enterprise Financial Services Corp's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-888-466-4462 (Conference ID #2112453.) A recorded replay of the conference call will be available on the website beginning two hours after the call's completion. The telephone replay will be available at 1-888-203-1112 (replay passcode #2112453.) The replays will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
EARNINGS SUMMARY
Net interest income	$30,006	$29,280	$29,045	$30,816	$27,444	$88,331	$86,552
Provision for loan losses - portfolio loans	599	2,150	1,580	1,968	66	4,329	2,441
Provision (provision reversal) for loan losses - purchase credit impaired loans	(227)	—	(3,270)	126	(1,877)	(3,497)	957
Noninterest income	4,729	5,806	3,583	4,852	4,452	14,118	11,779
Noninterest expense	19,932	19,458	19,950	24,795	21,121	59,340	62,668
Income before income tax expense	14,431	13,478	14,368	8,779	12,586	42,277	32,265
Income tax expense	4,722	4,762	5,022	2,812	4,388	14,506	11,059
Net income	$9,709	$8,716	$9,346	$5,967	$8,198	$27,771	$21,206

Diluted earnings per share	$0.48	$0.43	$0.46	$0.30	$0.41	$1.37	$1.07
Return on average assets	1.13%	1.06%	1.16%	0.73%	1.02%	1.11%	0.91%
Return on average common equity	11.38%	10.56%	11.78%	7.50%	10.62%	11.24%	9.54%
Return on average tangible common equity	12.65%	11.77%	13.19%	8.43%	11.98%	12.53%	10.83%
Net interest margin (fully tax equivalent)	3.77%	3.85%	3.92%	4.13%	3.75%	3.84%	4.05%
Efficiency ratio	57.38%	55.46%	61.14%	69.52%	66.22%	57.92%	63.73%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$27,087	$26,277	$25,587	$25,667	$24,865	$78,951	$72,771
Provision for loan losses	599	2,150	1,580	1,968	66	4,329	2,441
Noninterest income	5,939	6,741	5,839	6,438	5,926	18,519	18,110
Noninterest expense	19,347	19,030	19,068	20,170	19,347	57,445	59,199
Income before income tax expense	13,080	11,838	10,778	9,967	11,378	35,696	29,241
Income tax expense	4,204	4,134	3,647	3,264	3,926	11,985	9,901
Net income	$8,876	$7,704	$7,131	$6,703	$7,452	$23,711	$19,340

Diluted earnings per share	$0.44	$0.38	$0.35	$0.33	$0.37	$1.17	$0.97
Return on average assets	1.03%	0.93%	0.88%	0.82%	0.93%	0.95%	0.83%
Return on average common equity	10.41%	9.34%	8.99%	8.43%	9.65%	9.59%	8.70%
Return on average tangible common equity	11.56%	10.41%	10.06%	9.47%	10.89%	10.70%	9.88%
Net interest margin (fully tax equivalent)	3.41%	3.46%	3.46%	3.45%	3.41%	3.44%	3.42%
Efficiency ratio	58.58%	57.64%	60.67%	62.83%	62.83%	58.94%	65.14%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$33,180	$32,352	$32,151	$34,385	$31,036	$97,683	$97,369
Total interest expense	3,174	3,072	3,106	3,569	3,592	9,352	10,817
Net interest income	30,006	29,280	29,045	30,816	27,444	88,331	86,552
Provision for portfolio loans	599	2,150	1,580	1,968	66	4,329	2,441
Provision (provision reversal) for purchase credit impaired loans	(227)	—	(3,270)	126	(1,877)	(3,497)	957
Net interest income after provision for loan losses	29,634	27,130	30,735	28,722	29,255	87,499	83,154

NONINTEREST INCOME
Wealth management revenue	1,773	1,778	1,740	1,751	1,754	5,291	5,191
Deposit service charges	2,044	1,998	1,856	1,864	1,812	5,898	5,317
Gain on sale of other real estate	32	9	20	17	114	61	1,514
State tax credit activity, net	321	74	674	1,392	156	1,069	860
Gain on sale of investment securities	—	—	23	—	—	23	—
Change in FDIC loss share receivable	(1,241)	(945)	(2,264)	(1,781)	(2,374)	(4,450)	(7,526)
Other income	1,800	2,892	1,534	1,609	2,990	6,226	6,423
Total noninterest income	4,729	5,806	3,583	4,852	4,452	14,118	11,779

NONINTEREST EXPENSE
Employee compensation and benefits	11,475	11,274	11,513	11,350	11,913	34,262	35,882
Occupancy	1,605	1,621	1,694	1,528	1,683	4,920	4,998
FDIC clawback	298	50	412	141	1,028	760	1,060
FHLB prepayment penalty	—	—	—	2,936	—	—	—
Facilities disposal charge	—	—	—	1,004	—	—	—
Other	6,554	6,513	6,331	7,836	6,497	19,398	20,728
Total noninterest expense	19,932	19,458	19,950	24,795	21,121	59,340	62,668

Income before income tax expense	14,431	13,478	14,368	8,779	12,586	42,277	32,265
Income tax expense	4,722	4,762	5,022	2,812	4,388	14,506	11,059
Net income	$9,709	$8,716	$9,346	$5,967	$8,198	$27,771	$21,206

Basic earnings per share	$0.49	$0.44	$0.47	$0.30	$0.41	$1.39	$1.07
Diluted earnings per share	0.48	0.43	0.46	0.30	0.41	1.37	1.07

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
BALANCE SHEETS
ASSETS
Cash and due from banks	$46,775	$49,498	$56,420	$42,903	$54,113
Interest-earning deposits	81,115	51,298	43,913	63,093	74,999
Debt and equity investments	530,577	465,133	467,343	463,168	471,875
Loans held for sale	4,275	5,446	7,843	4,033	4,899

Portfolio loans	2,602,156	2,542,555	2,435,559	2,433,916	2,294,905
Less: Allowance for loan losses	32,251	31,765	30,288	30,185	28,800
Portfolio loans, net	2,569,905	2,510,790	2,405,271	2,403,731	2,266,105
Purchase credit impaired loans, net of the allowance for loan losses	72,397	76,050	83,163	83,693	98,318
Total loans, net	2,642,302	2,586,840	2,488,434	2,487,424	2,364,423

Other real estate not covered under FDIC loss share	1,575	1,933	2,024	1,896	2,261
Other real estate covered under FDIC loss share	6,795	7,909	3,560	5,944	8,826
Fixed assets, net	14,395	14,726	14,911	14,753	18,054
State tax credits held for sale	48,207	42,062	42,411	38,309	45,631
FDIC loss share receivable	8,619	10,332	11,644	15,866	22,039
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	3,323	3,595	3,880	4,164	4,453
Other assets	98,249	101,972	102,578	105,116	107,683
Total assets	$3,516,541	$3,371,078	$3,275,295	$3,277,003	$3,209,590

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$691,758	$658,258	$680,997	$642,930	$695,804
Interest-bearing deposits	2,122,205	2,033,300	1,993,634	1,848,580	1,813,960
Total deposits	2,813,963	2,691,558	2,674,631	2,491,510	2,509,764
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	75,000	73,000	6,000	144,000	120,000
Other borrowings	194,684	188,546	186,864	239,883	187,122
Other liabilities	32,524	28,737	24,884	28,562	27,143
Total liabilities	3,172,978	3,038,648	2,949,186	2,960,762	2,900,836
Shareholders' equity	343,563	332,430	326,109	316,241	308,754
Total liabilities and shareholders' equity	$3,516,541	$3,371,078	$3,275,295	$3,277,003	$3,209,590

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
LOAN PORTFOLIO
Commercial and industrial	$1,371,095	$1,335,008	$1,265,104	$1,270,259	$1,172,015
Commercial real estate	778,268	789,141	781,483	770,529	758,515
Construction real estate	152,979	150,740	138,924	144,773	123,888
Residential real estate	188,985	185,587	180,253	185,252	187,594
Consumer and other	110,829	82,079	69,795	63,103	52,893
Total portfolio loans	2,602,156	2,542,555	2,435,559	2,433,916	2,294,905
Purchase credit impaired loans	83,736	87,644	94,788	99,103	113,862
Total loans	$2,685,892	$2,630,199	$2,530,347	$2,533,019	$2,408,767

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$691,758	$658,258	$680,997	$642,930	$695,804
Interest-bearing transaction accounts	529,052	507,889	494,228	508,941	438,205
Money market and savings accounts	1,136,557	1,014,481	933,908	834,287	817,361
Certificates of deposit	456,596	510,930	565,498	505,352	558,394
Total deposit portfolio	$2,813,963	$2,691,558	$2,674,631	$2,491,510	$2,509,764

AVERAGE BALANCES
Portfolio loans	$2,540,948	$2,482,291	$2,425,962	$2,368,475	$2,280,377
Purchase credit impaired loans	85,155	92,168	97,201	104,732	115,709
Loans held for sale	4,255	6,605	3,560	3,703	5,400
Interest-earning assets	3,201,181	3,096,294	3,047,815	2,998,467	2,943,070
Total assets	3,416,716	3,310,578	3,268,369	3,234,485	3,180,359
Deposits	2,788,245	2,667,640	2,590,961	2,501,098	2,437,444
Shareholders' equity	338,368	330,999	321,772	315,557	306,307
Tangible common equity	304,583	296,931	287,423	280,920	271,370

YIELDS (fully tax equivalent)
Portfolio loans	4.16%	4.17%	4.15%	4.19%	4.22%
Purchase credit impaired loans	19.41%	18.33%	20.85%	26.47%	14.67%
Total loans	4.66%	4.68%	4.79%	5.13%	4.73%
Securities	2.23%	2.26%	2.35%	2.29%	2.31%
Interest-earning assets	4.17%	4.24%	4.33%	4.60%	4.24%
Interest-bearing deposits	0.50%	0.52%	0.54%	0.56%	0.58%
Total deposits	0.39%	0.39%	0.40%	0.41%	0.42%
Subordinated debentures	2.19%	2.18%	2.15%	2.14%	2.14%
Borrowed funds	0.28%	0.29%	0.36%	0.77%	0.76%
Cost of paying liabilities	0.53%	0.54%	0.56%	0.63%	0.64%
Net interest margin	3.77%	3.85%	3.92%	4.13%	3.75%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
ASSET QUALITY[1]
Net charge-offs (recoveries)	$113	$672	$1,478	$582	$(311)
Nonperforming loans	9,123	17,498	15,143	22,244	18,212
Classified assets	62,679	61,722	63,001	77,898	81,382
Nonperforming loans to total loans	0.35%	0.69%	0.62%	0.91%	0.79%
Nonperforming assets to total assets[2]	0.30%	0.58%	0.52%	0.74%	0.64%
Allowance for loan losses to total loans	1.24%	1.25%	1.24%	1.24%	1.25%
Allowance for loan losses to nonperforming loans	353.5%	181.5%	200.0%	135.7%	158.1%
Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.11%	0.25%	0.10%	(0.05)%

WEALTH MANAGEMENT
Trust assets under management	$848,515	$889,616	$894,456	$865,414	$857,071
Trust assets under administration	1,334,894	1,514,140	1,517,171	1,478,864	1,462,830

MARKET DATA
Book value per common share	$17.21	$16.67	$16.36	$15.94	$15.61
Tangible book value per common share	$15.53	$14.96	$14.64	$14.20	$13.85
Market value per share	$25.17	$22.77	$20.66	$19.73	$16.72
Period end common shares outstanding	19,959	19,947	19,935	19,838	19,785
Average basic common shares	19,995	19,978	19,934	19,858	19,838
Average diluted common shares	20,261	20,168	20,157	20,140	19,980

CAPITAL
Total capital to risk-weighted assets[3]	12.56%	12.68%	12.88%	13.40%	13.61%
Tier 1 capital to risk-weighted assets[3]	11.31%	11.43%	11.62%	12.14%	12.35%
Common equity tier 1 capital to risk-weighted assets[3]	9.60%	9.66%	9.78%	10.15%	10.29%
Tangible common equity to tangible assets	8.90%	8.94%	9.01%	8.69%	8.63%

[1] Portfolio loans only
[2] Excludes Other real estate covered under FDIC loss share, except for inclusion in total assets.
[3] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Nine Months ended
(in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
CORE PERFORMANCE MEASURES
Net interest income	$30,006	$29,280	$29,045	$30,816	$27,444	$88,331	$86,552
Less: Incremental accretion income	2,919	3,003	3,458	5,149	2,579	9,380	13,781
Core net interest income	27,087	26,277	25,587	25,667	24,865	78,951	72,771

Total noninterest income	4,729	5,806	3,583	4,852	4,452	14,118	11,779
Less: Change in FDIC loss share receivable	(1,241)	(945)	(2,264)	(1,781)	(2,374)	(4,450)	(7,526)
Less (plus): Gain (loss) on sale of other real estate covered under FDIC loss share	31	10	(15)	195	(45)	26	250
Less: Gain on sale of investment securities	—	—	23	—	—	23	—
Less: Closing fee	—	—	—	—	945	—	945
Core noninterest income	5,939	6,741	5,839	6,438	5,926	18,519	18,110

Total core revenue	33,026	33,018	31,426	32,105	30,791	97,470	90,881

Provision for portfolio loans	599	2,150	1,580	1,968	66	4,329	2,441

Total noninterest expense	19,932	19,458	19,950	24,795	21,121	59,340	62,668
Less: FDIC clawback	298	50	412	141	1,028	760	1,060
Less: Other loss share expenses	287	378	470	544	746	1,135	2,409
Less: FHLB prepayment penalty	—	—	—	2,936	—	—	—
Less: Facilities disposal charge	—	—	—	1,004	—	—	—
Core noninterest expense	19,347	19,030	19,068	20,170	19,347	57,445	59,199

Core income before income tax expense	13,080	11,838	10,778	9,967	11,378	35,696	29,241
Core income tax expense	4,204	4,134	3,647	3,264	3,926	11,985	9,901
Core net income	$8,876	$7,704	$7,131	$6,703	$7,452	$23,711	$19,340

Core diluted earnings per share	$0.44	$0.38	$0.35	$0.33	$0.37	$1.17	$0.97
Core return on average assets	1.03%	0.93%	0.88%	0.82%	0.93%	0.95%	0.83%
Core return on average common equity	10.41%	9.34%	8.99%	8.43%	9.65%	9.59%	8.70%
Core return on average tangible common equity	11.56%	10.41%	10.06%	9.47%	10.89%	10.70%	9.88%
Core efficiency ratio	58.58%	57.64%	60.67%	62.83%	62.83%	58.94%	65.14%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$30,437	$29,691	$29,467	$31,223	$27,843	$89,595	$87,779
Less: Incremental accretion income	2,919	3,003	3,458	5,149	2,579	9,380	13,781
Core net interest income (fully tax equivalent)	$27,518	$26,688	$26,009	$26,074	$25,264	$80,215	$73,998

Average earning assets	$3,201,181	$3,096,294	$3,047,815	$2,998,467	$2,943,070	$3,115,658	$2,896,202
Reported net interest margin (fully tax equivalent)	3.77%	3.85%	3.92%	4.13%	3.75%	3.84%	4.05%
Core net interest margin (fully tax equivalent)	3.41%	3.46%	3.46%	3.45%	3.41%	3.44%	3.42%

	At the Quarter ended
(in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
COMMON EQUITY TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$343,563	$332,430	$326,109	$316,241	$308,754
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities[1]	820	887	958	4,164	4,453
Less (Plus): Unrealized gains (losses)	2,973	1,249	3,379	1,681	(233)
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	58	58	59	58	56
Total tier 1 capital	364,594	355,118	346,597	335,220	329,356
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other[1]	23	23	23	—	—
Common equity tier 1 capital	$309,471	$299,995	$291,474	$280,120	$274,256

Total risk-weighted assets	$3,224,046	$3,106,041	$2,981,810	$2,760,729	$2,666,221

Common equity tier 1 capital to risk-weighted assets	9.60%	9.66%	9.78%	10.15%	10.29%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$343,563	$332,430	$326,109	$316,241	$308,754
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,323	3,595	3,880	4,164	4,453
Tangible common equity	$309,906	$298,501	$291,895	$281,743	$273,967

Total assets	$3,516,541	$3,371,078	$3,275,295	$3,277,003	$3,209,590
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,323	3,595	3,880	4,164	4,453
Tangible assets	$3,482,884	$3,337,149	$3,241,081	$3,242,505	$3,174,803

Tangible common equity to tangible assets	8.90%	8.94%	9.01%	8.69%	8.63%

[1] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.